EXHIBIT 99.1

News Release

FOR FURTHER INFORMATION CONTACT:
Joel H. Mathis
Vice President
FOR IMMEDIATE RELEASE	Public Relations and Investor Relations

CITIZENS, INC. REPORTS SECOND QUARTER INCREASE

Austin, Texas — August 9, 2004 — Citizens, Inc. (NYSE: CIA) reported a net gain of $885,000 or $0.02 per share for the three months ended June 30, 2004, compared to a net loss of ($34,000), or ($0.00) per share, for the same period in 2003. Increased life insurance premiums and net investment income coupled with decreased general expenses contributed to the net gain for the quarter ended June 30, 2004.

New annualized life insurance premiums increased 36.0% and renewal life insurance premiums grew 10.8% in second quarter of 2004. Net investment income increased 12.4% in the second quarter to $3.8 million as a result of continued expansion of The Company’s asset base. Total revenues decreased 6.9% in the second quarter of 2004 to $21.9 million, compared to 2003 when revenues were $23.5 million. Effective January 1, 2004, Citizens entered into coinsurance agreements ceding virtually all accident and health (A&H) business to another carrier. The decrease in revenues is related to a $3.1 million reduction in A&H premiums due to the coinsurance agreements. Claims and surrenders decreased $2.2 million from $9.8 million for the three months ended June 30, 2003 to $7.6 million for the same period in 2004, the decrease resulting from a $2.5 million reduction in A&H claims. Underwriting and insurance expenses declined 12.6% from $4.8 million in second quarter 2003 to $4.2 million in 2004. The decrease is attributable to the achievement of economies of scale through consolidation of the administration of companies acquired over the past two years as well as the transfer of the A&H business.

For the six months ended June 30, 2004, the Company earned net income of $1,257,000 or $0.04 per share, compared to a net loss of $(373,000) or $(0.01) per share, for the same period in 2003. The improvement in 2004 results is due to life insurance premium growth combined with decreased expenses.

For the first six months of 2004, new annualized life insurance premiums increased 29.6% and renewal life insurance premiums increased 13.6%. Net investment income increased 12.7% during the same period to $7.7 million from $6.8 million in 2003. Total revenues decreased 2.8% during the first half of 2004 to $42.0 million compared to 2003 when revenues were $43.2 million, due to a $6.8 million reduction in A&H premiums. Claims and surrenders declined from $19.6 million for the six months ended June 30, 2003 to $16.3 million for the same period in 2004, the decrease resulting from a $5.1 million reduction in A&H claims. All of the declines related to the A&H business were the result of the reinsurance transaction described above.

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P.O. Box 149151 • Austin, Texas 78714-9151 • Phone 512 837-7100 • Fax: 512-836-9334
email: PR@citizensinc.com • web site: www.citizensinc.com

Underwriting and insurance expenses decreased 21.7% from $9.7 million in second quarter 2003 to $7.6 million in 2004. The decrease is attributable to the achievement of economies of scale through consolidation of the administration of companies acquired over the past two years as well as the transfer of the A&H business. Amortization of cost of customer relationships acquired and other intangible assets decreased 68.1% from $4.3 million in the first six months of 2003 to $1.4 million in the first six months of 2004 as a result of the transfer of the A&H business.

Assets increased slightly to $390.6 million at June 30, 2004, compared to $390.0 million at December 31, 2003, the increase mitigated by a $10.4 million transfer of A&H reserves to the assuming company under the terms of the coinsurance transaction. Stockholders’ equity decreased from $127.0 million at December 31, 2003 to $124.5 million at June 30, 2004 due to $3.8 million of unrealized losses, net of tax, in the Company’s bond portfolio.

On June 17, 2004, the Company’s subsidiary Citizens Insurance Company of America entered into a Plan and Agreement of Merger with Security Plan Life Insurance Company (Security), a Louisiana life insurance company with significant marketing operations in Louisiana, whereby Citizens Insurance Company of America will acquire all of the outstanding shares of Security for $85 million. The agreement is under review by regulatory authorities in Colorado and Louisiana and the closing is anticipated to occur by October 2004.

About Citizens, Inc.

Citizens, Inc., parent of the Citizens, Inc. Financial Group of Companies, is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its vision is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, through the sale of U.S. dollar denominated cash value whole life insurance policies worldwide, coupled with the acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ stock closed at $   on August 6, 2004.

Additional information is available about the Company on its web site: www.citizensinc.com.

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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “will”, “expect”, “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2003, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Six-Months Ended June 30,		Three-Months Ended June 30,
	2004	2003	2004	2003
Premiums and Other Revenues
Premium income	$31,989,705	$35,416,890	$16,868,103	$19,479,329
Annuity and universal life considerations	1,769,820	165,812	852,583	81,262
Net investment income	7,664,332	6,801,199	3,790,004	3,373,292
Realized gains	256,385	466,572	217,173	412,634
Other income	310,407	371,047	157,823	169,501

Total revenues	$41,990,649	$43,221,520	$21,885,686	$23,516,018
Benefits and Expenses
Insurance benefits paid or provided:
Increase in future policy benefit reserves	$7,239,869	$2,042,079	$4,563,623	$3,578,770
Policyholders’ dividends	1,730,013	1,580,765	998,824	874,176
Claims and surrenders	16,289,378	19,597,472	7,644,032	9,832,688

Total revenues benefits paid or provided	25,259,260	23,220,316	13,206,479	14,285,634
Commissions	8,262,533	7,791,335	4,489,225	4,218,440
Other underwriting, acquisition and insurance expenses	7,619,171	9,726,805	4,182,936	4,784,427
Capitalization of deferred policy acquisition costs	(7,998,504)	(6,909,656)	(4,356,772)	(3,673,484)
Amortization of deferred policy acquisition costs	4,968,304	5,660,661	2,319,749	2,749,858
Amortization of cost of customer relationships acquired	1,360,015	4,265,383	635,254	1,255,017
(Gain) loss on coinsurance agreements	610,613	—	(23,848)	—

Total benefits and expenses	40,081,392	43,754,844	20,453,023	23,619,892

Income (loss) before federal income tax	$1,909,257	$(533,324)	$1,432,663	$(103,874)
Federal income tax expense (benefit)	$652,566	$(159,997)	$547,715	$(69,554)

Net income (loss)	$1,256,691	$(373,327)	$884,948	$(34,320)

INCOME (LOSS) PER SHARE (UNAUDITED)

Net Income (loss) per share	$0.04	$(0.01)	$0.02	$(0.00)

Weighted average shares outstanding	35,810,354	34,223,755	35,810,354	34,969,715

BALANCE SHEETS

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2004	2004	2003	2003	2003
Total assets	$390,673,658	$404,905,761	$390,093,297	$369,698,028	$372,278,718
Total invested assets	$235,325,072	$263,933,566	$275,188,132	$266,105,355	$229,756,599
Stockholders’ equity	$124,528,654	$128,896,167	$127,026,722	$119,041,852	$119,383,720